EXHIBIT 97.1 – EXECUTIVE OFFICER CLAWBACK POLICY

Medicure Inc. – Executive Officer Clawback Policy

Introduction

The Board of Directors of Medicure Inc. (the “Company”) believe that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board of Directors have therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and final rules and amendments adopted by the Securities and Exchange Commission (the “SEC”) to implement the aforementioned legislation.

Administration

This Policy shall be administered by the Company’s Executive Compensation, Nominating and Corporate Governance Committee (“ECNCG Committee”) in which case references herein to the Governing Board shall be deemed references to the ECNCG Committee. Any determinations made by the Governing Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Governing Board in accordance with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and any securities exchange on which the Company’s securities are listed, and such other employees who may from time to time be deemed subject to the Policy by the Governing Board (“Covered Executives”).

Incentive-Based Compensation

For purposes of this Policy, incentive-based compensation (“Incentive-Based Compensation”) includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measures that are determined and presented in accordance with the accounting principles (“IFRS Measures”) used in preparing the Company’s financial statements and any measures derived wholly or in part from such measures, as well as non-IFRS Measures, stock price, and total shareholder return (collectively, “Financial Reporting Measures”). Incentive-Based Compensation is considered received in the fiscal period during which the applicable reporting measure is attained, even if the payment or grant of such award occurs after the end of that period. If an award is subject to both time-based and performance-based vesting conditions, the award is considered received upon satisfaction of the performance-based conditions, even if such an award continues to be subject to the time-based vesting conditions.

For the purposes of this Policy, Incentive-Based Compensation may include, among other things, any of the following:

•	Annual bonuses and other short- and long-term cash incentives.
•	Stock options.

1

For the purposes of this Policy, Incentive-Based Compensation does NOT include, among other things, any of the following:

•	Bonuses or other cash awards paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period;
•	Bonuses or non-equity incentive plan or other cash awards earned solely upon satisfying one or more strategic or operational targets;
•	Equity awards for which the grant is not contingent on any financial reporting measure and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) is not material to previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Governing Board will require reimbursement or forfeiture of any excess Incentive-Based Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement (the “Look-Back Period”). For the purposes of this Policy, the date on which the Company is required to prepare an accounting restatement is the earlier of (i) the date the Governing Board concludes or reasonably should have concluded that the Company is required to prepare a restatement to correct a material error, and (ii) the date a court, regulator, or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

Recovery of the Incentive-Based Compensation is only required when the excess award is received by a Covered Executive (i) after the beginning of their service as a Covered Executive, (ii) who served as an executive officer at any time during the performance period for that Incentive-Based Compensation, (iii) while the Company has a class of securities listed on a securities exchange, and (iv) during the Look-Back Period immediately preceding the date on which the Company is required to prepare an accounting restatement.

Excess Incentive Compensation Subject to Recovery

The amount of Incentive-Based Compensation subject to recovery is the amount the Covered Executive received in excess of the amount of Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated financial statements, as determined by the Governing Board. The amount subject to recovery will be calculated on a pre-tax basis.

2

For Incentive-Based Compensation received as cash awards, the erroneously awarded compensation is the difference between the amount of the cash award that was received (whether payable in a lump sum or over time) and the amount that should have been received applying the restated Financial Reporting Measure. For cash awards paid from bonus pools, the erroneously awarded Incentive-Based Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

For Incentive-Based Compensation received as equity awards that are still held at the time of recovery, the amount subject to recovery is the number of shares or other equity awards received or vested in excess of the number that should have been received or vested applying the restated Financial Reporting Measure. If the equity award has been exercised, but the underlying shares have not been sold, the erroneously awarded compensation is the number of shares underlying the award.

In instances where the Company is not able to determine the amount of erroneously awarded Incentive-Based Compensation directly from the information in the accounting restatement, the amount will be based on the Company’s reasonable estimate of the effect of the accounting restatement on the applicable measure. In such instances, the Company will maintain documentation of the determination of that reasonable estimate.

Method of Recoupment

The Governing Board will determine, in its sole discretion, subject to applicable law, the method for recouping Incentive-Based Compensation hereunder, which may include, without limitation:

•	requiring reimbursement of cash Incentive-Based Compensation previously paid;
•	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•	cancelling outstanding vested or unvested equity awards; and/or
•	taking any other remedial and recovery action permitted by law, as determined by the Governing Board.

No Indemnification; Successors

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive-Based Compensation. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exception to Enforcement

The Governing Board shall recover any excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Governing Board in accordance with Rule 10D-1 of the Exchange Act and any applicable rules or standards adopted by the SEC and the listing standards of any securities exchange on which the Company’s securities are listed.

3

Interpretation

The Governing Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and any securities exchange on which the Company’s securities are listed.

Effective Date

This Policy shall be effective as of the date it is adopted by the Governing Board (the “Effective Date”) and shall apply to Incentive-Based Compensation that is received by a Covered Executive on or after October 2, 2023 as determined by the Governing Board in accordance with applicable rules or standards adopted by the SEC and the listing standards of any securities exchange on which the Company’s securities are listed.

Amendment; Termination

The Governing Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with any rules or standards adopted by the SEC and the listing standards of any securities exchange on which the Company’s securities are listed. The Governing Board may terminate this Policy at any time.

Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

4